Greenberg Traurig, LLP
                            2700 Two Commerce Square
                               2001 Market Street
                             Philadelphia, PA 19103
                              (215) 988-7800 Phone
                               (215) 988-7801 Fax

FILED VIA EDGAR TRANSMISSION

April 4, 2002



Public Filing Desk
U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:    The World Insurance Trust (the "Registrant")

Ladies and Gentlemen:

Attached herewith for filing pursuant to Section 8(a) of the Investment Company Act of 1940, as amended, please find a Form N-8A notification of registration on behalf of The World Insurance Trust. Please note that the Registrant is filing concurrently with this Form N-8A a registration statement on Form N-1A pursuant to the Investment Company Act of 1940, as amended and the Securities Act of 1933.

Questions concerning this filing may be directed to Terrance James Reilly at
(215) 988-7815, or in his absence, Steven M. Felsenstein at (215) 988-7837.



Sincerely,



/s/ Terrance James Reilly
Terrance James Reilly

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:               THE WORLD INSURANCE TRUST

Address of Principal Business Office (No. & Street, City, State and Zip code):

                    1500 Forest Avenue, Suite 223
                    Richmond, Virginia 23229

Telephone Number (including area code):   (804) 285-8211

Name and Address of agent for service of process:

                    Mr. John Pasco, III
                    1500 Forest Avenue, Suite 223
                    Richmond, Virginia 23229


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

             YES        X                             NO
                      -----                              ----

                                   SIGNATURES



Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Richmond and state of Virginia on the 4th day of April, 2002.


                                 THE WORLD INSURANCE TRUST



                                 By:  /s/ John Pasco, III
                                           Trustee




Attest:  /s/ Darryl S. Peay
         Assistant Secretary